Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-183015, 333-179804 and 333-176403) on Form S-8 of SunCoke Energy, Inc. of our reports dated February 18, 2016  with respect to the consolidated balance sheet of SunCoke Energy, Inc. as of December 31, 2015, and the related consolidated statements of operations, comprehensive (loss) income, equity, and cash flow for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of SunCoke Energy, Inc. Our report dated February 18, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that our audit of internal control over financial reporting of SunCoke Energy, Inc. excluded an evaluation of the internal control over financial reporting of Raven Energy LLC which was acquired during 2015.

/s/ KPMG LLP

Chicago, Illinois
February 18, 2016